Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                         FUSION NETWORKS HOLDINGS, INC.
               --------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                    Delaware                                       51-0393382
         --------------------------------                    -------------------
         (State or Other Jurisdiction                         (IRS Employer
         of Incorporation or Organization)                   Identification No.)

                               8115 NW 29th Street
                              Miami, Florida 33122
                                 (305) 477-6701
           ----------------------------------------------------------
          (Address, including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                            Gary Goldfarb, President
                         Fusion Networks Holdings, Inc.
                               8115 NW 29th Street
                              Miami, Florida 33122
                                 (305) 477-6701
             -------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   A copy to:

                              Michael Sanders, Esq.
                               Vanderkam & Sanders
                            440 Louisiana, Suite 475
                              Houston, Texas 77002
                                 (713) 547-8900

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are o be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_____________________________________

         If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration       statement      for      the      same       offering.
[ ]___________________________________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
========================= ================= ====================== ====================== =================

                                            Proposed maximum       Proposed maximum       Amount of
Title of securities to    Amount to be      offering price per     aggregate offering     registration fee
be registered             registered (1)    share                  price (2)
------------------------- ----------------- ---------------------- ---------------------- -----------------


Common stock, $.00001
par value                    15,609,940              (2)              $ 5,469,143.14         $ 1,367.29
========================= ================= ====================== ====================== =================



(1) Includes (a) 2,359,574 shares owned by selling shareholders, (b) up to 10,024,840 shares which may become issuable upon conversion of 3% Convertible Debentures, (c) up to 2,500,000 shares issuable upon exercise of $0.6728 warrants, (d) up to 500,000 shares issuable upon exercise of $0.4875 warrants, and (e) an indeterminate number of shares issuable in payment of interest on 3% Convertible Debentures.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 based on the closing price as reported on Nasdaq on December 19, 2000 with respect to shares outstanding and based on the conversion or exercise price with respect to shares underlying convertible debentures and warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER ___, 2000

PROSPECTUS

                         FUSION NETWORKS HOLDINGS, INC.

                        15,609,940 Shares of Common Stock
                                $.00001 par value
                              ---------------------



THE COMPANY:

--   Fusion Networks Holdings, Inc.
     8115 N.W. 29th Street
     Miami, Florida 33122
     (305) 477-6701

-- We develop, market and provide software for One-to-One Internet-based business solutions. Our products encompass a full range of Internet
     Customer Relationship Management tools within "next generation" Internet platforms and customer-oriented applications including a dynamic multimedia portal design, e-commerce platforms, integrated One-to-One marketing solutions, personalized content and community services.

-- Our common stock trades on the Nasdaq National Market under the symbol "FUSN." The last reported sales price of our common stock on December __, 2000 was $____ per share.


THE OFFERING:

-- This prospectus relates to the resale of up to 15,609,940 shares of common stock by certain shareholders named in this prospectus. The shares offered are shares that those selling shareholders currently own or may have a right to acquire through the exercise of warrants and conversion of debentures. It is possible that the total number of shares offered by the selling shareholders will be less than 15,609,940.

-- The selling shareholders will receive all of the proceeds received from the sale of shares offered by this prospectus. We will not receive any proceeds from the sale of those shares.


                             -----------------------

         The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter market, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders.

         Investing in our common stock involves a high degree of risk. You should read and consider the "RISK FACTORS" beginning on age 10 before you buy shares of our common stock.

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this Prospectus is ______________, 2000

         We will pay all expenses of this offering except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the selling stockholders. Estimated expenses in connection with this offering are approximately $20,000. The aggregate proceeds to the selling stockholders from the common stock will be the purchase price of the common stock sold less the aggregate agents' commissions and underwriters' discounts, if any. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933.

         You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with the offering covered by this Prospectus..

                                TABLE OF CONTENTS

         Special Note Regarding Forward-Looking Statements................   2
         Available Information............................................   2
         Incorporation of Certain Documents by
          Reference.......................................................   3
         The Company......................................................   4
         Risk Factors.....................................................   4
         Selling Stockholders.............................................  10
         Plan of Distribution.............................................  12
         Legal Matters....................................................  13
         Experts..........................................................  13

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "The Company," "Risk Factors" and elsewhere in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those terms or other comparable words.

         We believe that the expectations reflected in the forward-looking statements are reasonable, but we cannot guarantee future results, levels of activity, performance, or achievements.

         Neither we nor anyone else assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not promise to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                              AVAILABLE INFORMATION

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock is quoted on the Nasdaq National Market. Reports and other information concerning Fusion Networks may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Fusion Networks, that file electronically with the Commission.

         A registration statement on Form S-3 with respect to the common stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to our company and the common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commissions' principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C. 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

         (1) Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000.

         (2) Our Current Report on Form 8-K dated April 13, 2000, the Current Report filed on Form 8-K/A dated April 13, 2000, the Current Report filed on Form 8-K dated June 15, 2000, the Current Report on Form 8-K/A dated June 15, 2000, the Current Report dated August 18, 2000, the Current Report on Form 8-K dated November 9, 2000, the Current Report filed on Form 8-K/A dated November 9, 2000 as filed on December 11, 2000 and the Current Report filed on Form 8-K dated December 19, 2000 as filed on December 27, 2000.

         (3) The description of our securities included in our Rule 424(b)(3) Prospectus filed on February 29, 2000.

         (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements included in our Form 8-K/A dated April 13, 2000 referred to in (2) above.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statements contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such requests may be directed to Mr. Enrique Bahamon, Chief Financial Officer, Fusion Networks Holdings, Inc., 8115 NW 29th Street, Miami, Florida 33122, Telephone Number (305) 477-6701.

                                   THE COMPANY

         Fusion Networks develops, markets and provides software for One-to-One Internet-based business solutions. Our products encompass a full range of Internet Customer Relationship Management tools within "next generation" Internet platforms and customer-oriented applications including a dynamic multimedia portal design, e-commerce platforms, integrated One-to-One marketing solutions, personalized content and community services.

         We are currently deploying our version 2.0 of our ICRM software suite. Our broad suite of customizable software applications is provided on an application service provider model and delivers Internet marketing software, portal technology, applications and content designed to enable corporate customers to develop effective multilingual Internet strategies.

         We are a Delaware corporation incorporated in August 1999. Our executive offices are located at 8115 NW 29th Street, Miami, Florida 33122, and our telephone number is (305) 477-6701.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have only been in business, and have conducted our current operations, for a short period of time, so your basis for evaluating our company is limited.

         We have only an extremely limited operating history for you to evaluate our business. Our predecessor was incorporated in July 1999 to develop and operate Internet portals targeted to the Latin American market. We substantially altered our business model beginning in May 2000 to emphasize the development and marketing of Internet Customer Relationship Management tools.

         You must consider the risks, expenses and uncertainties that an early stage Internet software company like ours faces. These risks include our ability to:

     *    fund the ongoing development and marketing of our software solutions;
     *    increase awareness of our software solutions and build user loyalty;
     *    attract and retain qualified technical personnel;
     *    maintain our current, and develop new, strategic relationships;
     *    respond effectively to competitive pressures; and
     *    continue to develop and upgrade our technology.

         We cannot assure you that we will be successful or that we will be able effectively to compete and achieve market acceptance or otherwise address the risk factors disclosed in the Prospectus.

We have generated minimal revenues and have not operated profitably to date and expect to operate at a loss for the foreseeable future.

         As of September 2000, we had generated only $106,243 of operating revenues and had an accumulated deficit of $40,542,829. We expect to continue to incur significant losses for the foreseeable future. Although our revenues are expected to grow rapidly, for the foreseeable future, our expenses are expected to grow even faster and we expect to increase our spending significantly. Accordingly, we will need to generate significant revenues to achieve profitability. We may not be able to so.

We may not be able to obtain sufficient funds to implement our business plan and grow our business

         Implementation of our business plan and growth of our business will require substantial additional funding. If we are unable to raise additional capital, our ability to implement our business plan, to grow our business and to operate profitably could be impeded. Because we expect to generate loses for the foreseeable future, we do not expect that income from our operations will be sufficient to meet these needs. Therefore, we will likely have substantial future capital requirements. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us.

We are substantially dependent upon a single, newly developed, product

         We expect that a substantial majority of our revenues will be derived from the sale or licensing of a single product line which has only recently been developed. While we offer a variety of development, design and technical support services, fees derived from the sale or licensing of our ICRM software suite, including individual modules comprising our software suite, are expected to account for most of our future revenues. If our software suite is not broadly accepted in the market or customers experience difficulties using our product, we may experience damage to our reputation, a loss of customers and a substantial decline in revenues.

The market for our product is in an early stage of development and may not continue to develop

         Our products are targeted to facilitate online commerce which is a new and developing market. If a viable market fails to develop or is not sustained, we will be unable to successfully execute our business plan. The viability of these markets is dependent upon broad acceptance of, and conversion to, electronic commerce as an alternative to traditional channels of commerce and communications. Our future revenues and profits will substantially depend on the Internet being accepted and widely used for commerce and communication. If Internet commerce does not continue to grow or grows more slowly than expected, our future revenues and profits may not meet our expectations or those of analysts. In the emerging marketplace of Internet commerce, our products and services involve a new approach to the conduct of online business. As a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of our products and services, thereby generating demand. Companies that have already invested substantial resources in other methods of conducting business may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, purchasers with established patterns of commerce may be reluctant to alter those patterns or may otherwise resist providing the personal data necessary to support our consumer profiling capability. In addition, the security and privacy concerns of existing and potential online purchasers may inhibit the growth of online business generally and the market's acceptance of its products and services in particular. Accordingly, a viable market for our products and services may not emerge or be sustainable.

Our products and operations are subject to rapid technological changes which may result in our products being obsolete and, therefore, non-competitive

         Our products and services may become obsolete and, therefore, non-competitive, if we are unable to keep pace with technological developments in Internet commerce and communications. Our operations and product offerings are within industries characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success will depend, in part, on our ability to:

     *    develop leading technologies;
     *    enhance existing products and services;
     * develop new products and services that address the increasingly sophisticated and varied needs of its prospective customers; and
     * respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         Internet commerce technology is complex and new products and enhancements can require long development periods. If we are unable to develop and introduce new products and services or enhancements in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, our business may fail to be competitive.

We are substantially dependent upon third-party distribution channels to achieve revenue growth

         A substantial portion of our revenues are expected to be derived from sales of our products to, and through, third party value added resellers, primarily Internet consultants and systems integrators who utilize our products to implement Internet solutions for their customers. If those third-party distribution channels do not select our products to deliver Internet solutions to their customers, do not aggressively market those solutions or do not maintain the technical knowledge, expertise and support needed to deliver our products as a preferred Internet solution, our revenues may not grow at the rates anticipated.

         Our ability to deliver our products through third-party distribution channels may be adversely effected by:

     *    shortages of third-party service providers to support our products;
     * shortages of adequately trained personnel to implement solutions utilizing our products; and
     *    selection by third-party distributors of alternative products.

         If we are unable to recruit, retain and adequately train consultants and systems integrators to deliver, implement and service our products, our revenues may not grow as expected.

Our products are subject to product defects

         Our software suite is highly complex, and has been newly developed and, therefore, is susceptible to undetected errors that may not become apparent until after the products are introduced or when the volume of provided services increases. It is possible that, despite testing, errors will be found in our products. Product defects could result in all or any of the following consequences to our business:

     *    loss of revenues;
     *    delay in market acceptance;
     *    diversion of development resources;
     *    damage to its reputation; or
     *    increased service and warranty costs.

Failure of our encryption technology could result in liability, damaged reputation and loss of customers

         Failure of the security technology embedded in our products could expose us to liability, harm our reputation and cause us to lose customers. A significant barrier to online commerce and communication is the secure exchange of valuable and confidential information over public networks. We rely on encryption and authentication technology to provide the security and authentication necessary to effect the secure exchange of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could cause a breach of algorithms that we use to protect customer transaction data.

Demand for our products could be adversely effected by the enactment of sales and other taxes on products sold over the Internet

         Growth of commerce on the Internet and demand for our products could be limited by the imposition of new sales or other taxes. Recent federal legislation limits the imposition of state and local taxes on Internet-related sales. In 1998, Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on:

     * Internet access, unless the tax was already imposed prior to October 1, 1998; and
     *    discriminatory taxes on electronic commerce.

         There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, state and local governments would be free to impose taxes on electronically purchased goods. States or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies that engage in electronic commerce. A successful assertion by one or more states or foreign countries that companies engaged in electronic commerce should collect sales or other taxes on the sale of their products over the Internet, even though not physically present in the state or foreign country, could substantially curtail commerce over the Internet and, in turn, demand for our products.

Growth of Internet commerce and our business could be limited by new and existing laws

         Existing and new laws may have the effect of limiting the growth of the Internet and, in turn, our business or may our cost of doing business increase. While the scope of laws relating to Internet related activities is relatively limited at this time, we expect that many existing laws will be extended, and new laws enacted, to regulate commerce over the Internet. Potential areas where regulation might be extended to the Internet include, among others, privacy, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for our products and services. Legislation imposing potential liability upon us for information carried on or disseminated through our products would likely cause us to implement costly measures to reduce our exposure to this liability or to discontinue some of our services. Our business could be harmed by the expense involved in reacting to actual or potential liability associated with the Telecommunications Act or other Internet-related laws and regulations. In addition, the increased attention focused upon liability issues as a result of the Telecommunications Act of 1996 which prohibits the transmission of some types of information and content over the Internet could limit the growth of Internet commerce, which could decrease demand for its products. The United States government regulates the export of encryption technology, which our products incorporate. Export regulations, either in their current form or as may be subsequently enacted, may limit our ability to distribute our software outside the United States. Any revocation or modification of our export authority or adoption of new laws or regulations relating to the export of software and encryption technology could limit our international operations. The unlawful export of our software could also harm our reputation. Although we take precautions against unlawful export of our software, the global nature of the Internet makes it difficult to effectively control the distribution of software.

Intense competition may make if difficult for us to acquire and retain customers

         If we fail to compete successfully with current or future competitors, we may be unable to establish, or we may lose, market share. The market for online interactive one-to-one applications is rapidly evolving and intensely competitive. Our customers' requirements and the technology available to satisfy those requirements continually change. We expect competition in this market to persist and increase in the future. Our primary competition includes the following:

     * other e-business software developers such as Broadvision, Blue Martini, Invision, Interwoven and Vignette o
     *    in-house developers at prospective customers or partners;
     * Web content and integration service providers that develop custom software or integrate other application software into custom solutions; and
     * diversified technology and software companies, such as International Business Machines and Microsoft.

         Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. Additionally, our competitors may enjoy advantages associated with: greater name recognition; the ability to respond more quickly to customer needs and technological changes; and bundling of products.

         As a result of competitive pressures, we may be unable to acquire and retain customers or we may be required to reduce our prices to attract and retain customers.

The loss of key personnel could impede implementation of our business plan and reduce profitability

         Our future success will depend, in substantial part, on the continued services of our senior management, including, in particular, our Chief Executive Officer, Gary Goldfarb, and our Chief Technology Officer, Eduardo Cedeno, and key tecnical and sales personnel. The loss of the services of any of its executive officers or key employees could cause us to incur increased operating expenses and divert senior management resources in searching for replacements. The loss of their services also could harm our reputation if our customers were to become concerned about our future operations. We do not carry "key person" life insurance policies on any of our employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel in various regions of Spanish and Portugese-speaking markets as well as the United States. Competition for these personnel is intense, especially in the Internet industry.

Rapid growth in operations could strain our managerial, operational and financial resources, resulting in reduced revenues and profitability

         The planned growth of our operations may place a significant strain on our managerial, operational and financial resources. Our failure to expand and integrate these areas in an efficient manner could cause our expenses to grow and our revenues to decline or grow more slowly than expected. To accommodate this planned growth, we must implement continually new or upgraded operational and financial systems, procedures and controls throughout many different locations. In addition, our future success will also depend on our ability to expand, train and manage our workforce, in particular our technology and sales and marketing organizations, both domestically and internationally. We also have to maintain close coordination among our technical, accounting, finance, marketing and sales personnel. We may not succeed in these efforts.

Our inability to protect our proprietary technology, or our infringement of others' technology, could adversely effect our operating results

         Our products incorporate proprietary technology which must be adequately protected in order for us to succeed. Failure to adequately protect our proprietary rights could result in our loss of exclusive rights with respect to such technologies and rights, or the outright loss of rights to such technologies and rights and we may experience lost revenues and extraordinary expenses as a result of such failure. We rely on copyright, trade secret and trademark law to protect our technology. It is possible that our competitors will adopt product names similar to ours, impeding our ability to build brand identity and possibly confusing customers. We provide our products to end users generally under nonexclusive, nontransferable licenses during the term of the relevant agreement, which is expected to be in perpetuity.

         As a matter of company policy, we enter into confidentiality and assignment agreements with our employees, consultants and vendors. We also control access to and distribution of our software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use its software or other proprietary information or to develop similar software independently. Policing unauthorized use of our products will be difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken to prevent misappropriation of its technology, including entering into agreements for that purpose, may be insufficient. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation like this, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could harm its business.

         Third parties may claim that we have infringed their patent, trademark, copyright or other proprietary rights. It is also possible that claims will be made for indemnification resulting from allegations of infringement. In addition, intellectual property infringement claims may be asserted against us as a result of the use by us, our customers or other third parties of our products for the transmission, dissemination or display of information on the Internet. Any claims, with or without merit, could be time consuming, costly, cause product shipment delays or require that we enter into royalty or licensing agreements. These licenses might not be available on reasonable terms, or at all.

Fluctuations in our quarterly operating results may cause our stock price to decline

         Our future quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. Our operating results in one or more future quarters may be below the expectations of securities analysts and investors. The trading price of our common stock would likely decline, and possibly decline significantly, if our operating results are below expectations.

         Factors that may affect our quarterly operating results include the following:

     * the timing of introductions or enhancements of products and services by us or our competitors;
     *    market acceptance of new products;
     *    the mix of our products sold;
     *    changes in pricing policies by us or our competitors;
     *    changes in our sales incentive plans;
     *    the budgeting cycles of our customers;
     *    customer  order   deferrals  in   anticipation   of  new  products  or
          enhancements by us or our competitors;
     *    nonrenewal of service agreements;
     *    product life cycles;
     *    changes in strategy;
     *    seasonal trends;
     *    the mix of distribution channels through which our products are sold;
     *    the mix of international and domestic sales;
     *    the rate at which new sales people become productive; and
     * changes in the level of operating expenses to support projected growth.

         In addition, a limited number of customer orders may account for a significant portion of our revenues. The timing of receipt and fulfillment of any of these orders may cause our quarterly operating results to fluctuate. Short delays in product deliveries at the end of a quarter could harm operating results for that quarter.

         These and other factors, make our quarterly revenues and operating results difficult to forecast accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as any indication of future performance.

Our stock price has been highly volatile, and is likely to continue to be highly volatile.

         The trading price of our Common Stock has been and is likely to continue to be highly volatile. Our stock price is subject to wide fluctuations in response to a variety of factors, including:

     *    quarterly variations in operating results;
     *    announcements of technological innovations;
     * announcements of new software or services by Fusion Networks or its competitors;
     *    changes in financial estimates by securities analysts; or
     *    other events or factors that are beyond our control.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of the prospects of Internet or electronic commerce companies could depress our stock price regardless of our results. Other broad market fluctuations may decrease the trading price of our common stock. In the past, following declines in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation could result in substantial costs and a diversion of management's attention and resources.

Future sales of shares of our common stock may negatively affect our stock price

         If our stockholders sell substantial amounts of our common stock, including shares issuable upon the conversion or exercise of outstanding warrants, options or convertible securities, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Shares of our outstanding common stock may increase more than expected because the conversion price of our 3% convertible debentures is not fixed, but is determined based on the market value of the common stock at the time of conversion.

         In connection with ongoing capital raising efforts to finance our operations, in December 2000, we sold $750,000 of 3% convertible debentures. The convertible debentures have a conversion price equal to the lesser of $0.4875 per share or 85% of the average of the three lowest volume weighted average prices of our common stock during the thirty trading days prior to conversion. As a result, if our common stock declines significantly in price, we will have to issue more shares of common stock than we would if the conversion price were fixed. A holder of the debentures could continue converting and selling at ever lower prices without incurring an economic loss. These sales could result in a major decline in the price of our common stock. They could also make us more vulnerable to a takeover by an outside party. The holder of the debentures has agreed with us to never own more than 4.99% of our common stock. As a result the holder must sell enough shares upon each conversion to not violate our agreement
- possibly depressing our stock price.

         The following table illustrates the number of shares that we would be required to issue at various assumed prices upon conversion of the $750,000 of debentures, subject to the limitations described in the text following the table. This table is for illustrative purposes only, and should not be assumed to represent our projections of the range of future stock prices.

------------------- -------------------------------- -----------------------------------------

Conversion Share        Shares of Common Stock               Common Stock Underlying 3%
-----------------       ----------------------               --------------------------
      Price               Issuable Under the           Convertible Debentures as a Percentage
      -----               ------------------           --------------------------------------
                       3% Convertible Debentures        of Total Common Stock Outstanding(1)
------------------- -------------------------------- -----------------------------------------

      $0.10                    7,500,000                                16.0%
      -----                    ---------                                -----
------------------- -------------------------------- -----------------------------------------

      $0.20                    3,750,000                                8.7%
      -----                    ---------                                ----
------------------- -------------------------------- -----------------------------------------

      $0.30                    2,500,000                                6.0%
      -----                    ---------                                ----
------------------- -------------------------------- -----------------------------------------

      $0.40                    1,875,000                                4.6%
      -----                    ---------                                ----
------------------- -------------------------------- -----------------------------------------

     $0.4875                   1,538,462                                3.8%
     -------                   ---------                                ----
------------------- -------------------------------- -----------------------------------------

---------------

(1)  Based on 39,249,310 shares outstanding on December 22, 2000.

Investors could therefore experience substantial dilution of their ownership percentage upon conversion of the convertible debentures. The issuance of such a large amount of stock, especially if close in time, may have a substantial negative effect on the market price of our common stock.

We may be required to redeem the debentures for an amount that would force us to go out of business.

The agreement for sale of the debentures requires us to maintain an effective registration statement covering resale of the shares of common stock that may be issued upon conversion. If we are unable to maintain the effectiveness of that registration statement or otherwise do not comply with agreements we make with holders of that debentures, we will have to redeem all the outstanding debentures at the face value of $750,000 per share plus accrued interest and subject to certain penalties relating to default. There is no provision in the agreement for payment of this obligation over time, and we will not have any commitment for credit to finance the payment of the redemption price. As a result, a redemption may leave us with not enough liquid assets to continue paying our other debts and we may be forced to go out of business.

If our common stock is delisted from Nasdaq, liquidity in our common stock will likely be adversely affected.

Our common stock is listed for trading on the Nasdaq National Market. In order to continue to be listed on Nasdaq, however, we must meet certain criteria, including one of the following:

     * maintaining $4,000,000 in net tangible assets and a minimum bid price of $1.00,
     * having a market capitalization of at least $50,000,000, a market value of public float of at least $15,000,000 and a minimum bid price of $5.00, or
     * having total assets and total revenues of at least $50,000,000, a market value of public float of at least $15,000,000 and a minimum bid price of $5.00.

Our bid price was below $1.00 at December 22, 2000. The dilution to our stockholders which could be caused by the conversion of a substantial amount of our debentures could further depress the per share value of our common stock. As of December 22, 2000, we did not satisfy the requirements for market capitalization, total assets or total revenues. The failure to meet Nasdaq's maintenance criteria may result in the delisting of the our common stock from Nasdaq, and trading, if any, in our securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

If our common stock is delisted from Nasdaq, our common stock may become subject to the penny stock rules.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on Nasdaq provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that, prior to a transaction in a penny stock not otherwise exempt from the rules, the broker-dealer must:

     * deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market;
     * provide the customer with current bid and offer quotations for the penny stock;
     * disclose the compensation of the broker-dealer and its salesperson in connection with the transaction;
     * provide the customer monthly account statements showing the market value of each penny stock held in the customer's account; and
     * make a special written determination that the penny stock is a suitable investment for the customer and receive the customer's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities are subject to the penny stock rules, you may find it more difficult to sell your shares of our common stock.

We are subject to numerous risks associated with our international operations

Because our technology development and marketing operations are conducted primarily outside of the United States, with a focus on Spanish- and Portugese-speaking markets, we are exposed to numerous additional risks. We expect a large portion of our revenues will be derived from sales outside of North America. As a result of our international operations, we are subject to the following additional risks, among others:

     *    unexpected changes in regulatory requirements;
     * export controls relating to encryption technology and other export restrictions;
     *    tariffs and other trade barriers;
     *    difficulties in staffing and managing foreign operations;
     *    political and economic instability;
     *    fluctuations in currency exchange rates;
     *    reduced protection for intellectual property rights in some countries;
     *    cultural barriers;
     * seasonal reductions in business activity during the summer months in Mexico, Europe and certain other parts of the world; and
     *    potentially adverse tax consequences.

                              SELLING STOCKHOLDERS

We have issued shares of our Common Stock and Warrants in connection with our acquisition of Visualcom, Inc. and have issued shares of Common Stock in a private placement in conjunction with the acquisition of Visualcom. Additionally, we will sell 3% Convertible Debentures and $0.4875 Warrants in a transaction exempt from registration under the Securities Act of 1933. As part of the above transactions, we agreed to register the shares being offered by this Prospectus.

The Selling Stockholders are (1) the holders of (a) shares of Common Stock issued in a private placement and (b) shares of Common Stock and $0.6728 Warrants issued in connection with our acquisition of Visualcom, and (2) the subscribers for 3% Convertible Debentures and $0.4875 Warrants which may be issued in a private placement. The shares of Common Stock covered by this Prospectus are being registered so that the Selling Stockholders may offer the shares of Common Stock, including shares of Common Stock underlying the Debentures, the $0.6728 Warrants and the $0.4875 Warrants, for resale from time to time. See "Plan of Distribution." Except as described below, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the above referenced securities and the Common Stock issuable pursuant to the conversion or exercise of, or interest on, convertible securities.

The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by each of the Selling Stockholders as of December 19, 2000, and the number of shares which may be offered for resale pursuant to this Prospectus. For the purposes of calculating the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of shares of Common Stock calculated to be issuable in connection with the payment of interest on the Debentures is based on the full principal amount of the Debentures remaining outstanding as of December 19, 2003.

The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.

                                                      Shares of                              Shares of
                                                     Common Stock      Shares of             Common Stock
                                                     Beneficially      Common Stock Owned    After
         Name                                        Owned (1)(2)      Offered               Offering
      -------------                                 ------------      -------------------   ---------------

GEM Global Yield Fund Limited (3)(5)...........       11,212,788            11,212,788                0
Advanced Multimedia Group (4)(5)...............        1,273,272             1,273,272                0
Daly Gamma (4).................................           37,850                37,850                0
Critical Infrastructure (4)(5).................          191,989               191,989                0
HIAS AS (4)(5).................................          174,978               174,978                0
Sintra AS (4)(5)...............................          105,800               105,800                0
Schwendiman International IT Fund (4)(5).......          134,529               134,529                0
ING Barings LLC (4)(5).........................           18,925                18,925                0
Netcom AS (4)(5)...............................          182,437               182,437                0
Holmsbu AS (4)(5)..............................          182,533               182,533                0
Christian Tybring (4)(5).......................           91,920                91,920                0
Andre Vanyi-Robin (5)(6).......................          609,129               609,129                0
Rock Financial Services (5)....................          138,727               138,727                0
Albert Collet (5)..............................          168,548               168,548                0
Norwegian Venture Capital Group (5)............           26,536                26,536                0
Gunnar Reitan (5)..............................            9,644                 9,644                0
Pecos Ventures LP (5)..........................          131,022               131,022                0
1/0 Developing Market Technology Fund (5)......          115,604               115,604                0
Mark Silverman (5).............................           61,655                61,655                0
Michelle Battelle (5)..........................            7,709                 7,709                0
Chris Scileppi (5).............................           64,740                64,740                0
James Scileppi (5).............................            6,166                 6,166                0
Alexander Enterprises (5)......................          231,212               231,212                0
Dominque Robert (5)............................          129,892               129,892                0
Gary and Rebecca Perrine (5)...................          107,496               107,496                0
Paul Denamiel (5)..............................           20,156                20,156                0
Michael Gyure (5)..............................           16,796                16,796                0
Willard Soper (5)..............................           13,437                13,437                0
Antoine Reiger (5).............................            8,957                 8,957                0
Ronald and Jean Bell (5).......................            2,231                 2,231                0
RW Baird (5)...................................           16,807                16,807                0
Melvin Kay (5).................................            4,480                 4,480                0
Brian Nelson (5)...............................            4,480                 4,480                0
Toby Redshaw (5)...............................            2,239                 2,239                0
Jaime Reusche (5)..............................           89,579                89,579                0
Frank Kardonski Trust (5)......................            5,598                 5,598                0
Doug Dale (5)..................................            4,480                 4,480                0
Alvaro de Castro (5)...........................            5,598                 5,598                0

(1) Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) As required by regulations of the Commission, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after December 19, 2000. The actual number of shares of Common Stock beneficially owned is subject to adjustment and could be less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others whether or to what extent interest to the holders of the Debentures is paid in Common Stock.
(3) The listed Selling Stockholders have subscribed for an aggregate of $750,000 of 3% Convertible Debentures and 500,000 $0.4875 Warrants which may be issued pursuant to the terms of a private placement. The Debentures are convertible into Common Stock at the lesser of (i) $0.932 per share, (ii) 130% of the average of the two lowest closing prices of our Common Stock for the five trading days immediately prior to the date of the purchase agreement covering the sale of the Debentures ($0.4875), or (iii) 85% of the average of the three lowest volume weighted average prices of our Common Stock during the thirty trading days prior to conversion of a Debenture. Interest on the Debentures is payable in cash or in stock, at our option. The $0.4875 Warrants are exercisable until December 19, 2003 to purchase 500,000 shares of Common Stock at $0.4875 per share. The number of shares shown as being offered in the table includes: (x) 10,024,840 shares which is four times the number of shares issuable assuming conversion of all Debentures at the applicable conversion price on December 19, 2000
         ($0.2993), (y) 500,000 shares issuable on exercise of all $0.4875 Warrants, and (z) 225,526 shares issuable as payment of all interest on the Debentures assuming the payment at maturity based on the applicable conversion price at December 19, 2000.
(4) The listed Selling Stockholders hold an aggregate of 359,574 shares of Common Stock issued pursuant to the terms of a private placement.
(5) The listed Selling Stockholders hold an aggregate of 2,000,000 shares of Common Stock and 2,500,000 $0.6728 Warrants issued pursuant to the Company's acquisition of Visualcom. The number of shares shown as being offered in the table is based on the assumed exercise of all $0.6728 Warrants. For a further description of the rights of the holders of the $0.6728 Warrants, see the form of Warrant filed as an exhibit to the Company's Current Report on Form 8-K dated November 9, 2000.
(6) Andre L. Vanyi-Robin has served as Chief Strategy Officer of Fusion Networks since the acquisition of Visualcom in November 2000.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     .    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;
     .    privately negotiated transactions;
     . short sales to the extent permissible under the agreements with Fusion Networks;
     . broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
     .    a combination of any such methods of sale; and
     .    any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters will be passed upon for Fusion Networks by Vanderkam & Sanders, of Houston, Texas.

                                     EXPERTS

         The consolidated financial statements of Fusion Networks, Inc. appearing in our Current Report on Form 8-K/A dated April 13, 2000, have been audited by Samuel Klein and Company, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following is a list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which are payable by the Company, other than underwriting discounts and commissions.

         Registration Fee............................................ $ 1,367.29
         Accountants' Fees and Expenses..............................   5,000.00
         Legal Fees and Expenses.....................................  10,000.00
         Miscellaneous...............................................   3,632.71
                                                                      ----------
            Total.................................................... $20,000.00
                                                                      ==========

Item 15. Indemnification of Directors and Officers

         Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL.

         The  Registrant's   Certificate  of  Incorporation   provides  for  the
indemnification of directors, officers and employees of the Registrant to the fullest extent permitted under Section 145 of the DGCL.

         Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Registrant eliminates the liability of a director of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

         The Registrant will carry policies of insurance which cover the individual directors and officers of the Registrant for legal liability and which would pay on behalf of the Registrant for expenses of indemnification of directors and officers in accordance with the Certificate of Incorporation.

Item 16. Exhibits

         5.1*     Opinion and consent of Vanderkam & Sanders re: the legality of the shares being
                  registered
         10.1     Form  of  $0.6728  Warrant  (1)
         10.2     Form  of 3% Convertible Debenture (2)
         10.3     Form of $0.4875 Warrant (2)
         10.4     Registration Rights Agreement (2)
         23.1*    Consent of Vanderkam & Sanders (including in Exhibit 5.1)
         23.2*    Consent of Samuel Klein and Company

------------------
 *       Filed herewith
(1) Incorporated by reference to the respective exhibits filed with the Company's Current Report on Form 8-K dated November 9, 2000.

(2) Incorporated by reference to the respective exhibits filed with the Company's Current Report on Form 8-K dated December 19, 2000.

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by these paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit's plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 27th day of December, 2000.

                                                 FUSION NETWORKS HOLDINGS, INC.



                                                  By: /s/ Gary M. Goldfarb
                                                     ---------------------------
                                                     GARY M. GOLDFARB, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

  Signatures                   Title                                    Date
  ----------                  -------                                  -------



/s/ Gary M. Goldfarb
--------------------     President, Chief Executive Officer    December 27, 2000
GARY M. GOLDFARB         and Director (Principal Executive
                         Officer)

/s/ Enrique Bahamon      Chief Financial Officer and
--------------------     Director (Principal Financial and     December 27, 2000
ENRIQUE BAHAMON          Accounting Officer)

/s/ Hernando Bahamon
--------------------     Director
HERNANDO BAHAMON                                               December 27, 2000


/s/ Felipe Santos
--------------------     Director
FELIPE SANTOS                                                  December 27, 2000



--------------------     Director
JEREMY BARBERA                                                 December __, 2000



--------------------     Director                              December __, 2000
TRACI HAMMES